FOR IMMEDIATE RELEASE

Contact:    Tony Fuller, Media Relations
            (516) 222-4690

            Elizabeth Logler, Investor Relations
            (516) 222-4795

      Avis Rent A Car, Inc. Completes Purchase of Fleet Management and Fuel
                   Card Businesses of PHH and Wright Express

Garden City, NY--June 30, 1999--Avis Rent A Car, Inc., (AVI: NYSE) today announced it has completed its previously announced purchase of the vehicle management and fuel card business of PHH and Wright Express from Cendant Corporation.

PHH is a leading global vehicle management company that provides services to over 19,000 companies in North America and Europe, including one-third of the Fortune 500 companies and 50% of the FTSE. Wright Express provides fuel management services to commercial customers and develops and manages private label and co-branded fleet card programs.

Kevin M. Sheehan, Avis' Executive Vice President and Chief Financial Officer said, "With this transaction we have created a multitude of new opportunities by combining two similar growth businesses that have powerful client and technological synergies. The acquisition of PHH and Wright Express broadens our growth initiatives and provides Avis with strong, annuity-like revenue and profit growth."

"This purchase extends our global reach and brings us closer to our vision of becoming the world's leading provider of full service automotive transportation and vehicle management services," said F. Robert Salerno, Avis' President and Chief Operating Officer. "We can further build brand loyalty by offering PHH's cutting edge technology to our rental customers."

"As PHH and Avis join forces, we're excited about the opportunity to deliver a powerhouse of services to our clients. Cross-company teams have identified a number of synergies that will enable us to fulfill the total automotive needs of our clients, and we're aggressively pursuing those opportunities" said Mark Miller, Chairman and CEO of PHH.
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Avis Rent A Car, Inc., is one of the world's leading providers of comprehensive automotive transportation and vehicle management solutions, with strengths in car rental, vehicle leasing, and vehicle management services. The Company operates the second largest general-use car rental business in the world, with locations in the United States, Canada, Australia, New Zealand and the Latin American Caribbean region. Avis operates the vehicle management and fuel card businesses through three separate units: PHH North America, PHH Europe and Wright Express. The services of these units consist of vehicle leasing and a broad range of vehicle related fee based services. Combined the Company has a fleet of over 1 million vehicles and over 3.6 million fuel and maintenance cards outstanding. For the twelve months ended March 31, 1999 the newly combined companies would have generated $4.0 billion of total revenue and EBITDA of $353 million.

For corporate background information and recent news releases, please log onto the Avis Web site at www.avis.com or call Company News at 1-800-758-5804, access code #078975.